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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 9)

						HEI, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

404160103
						(CUSIP Number)

November 13, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 11

CUSIP No. 404160103				13D				Page 2 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-1,983,500-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-1,983,500-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,983,500-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	33.0%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 404160103				13D				Page 3 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-1,983,500-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-1,983,500-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,983,500-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	33.0%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 404160103				13D				Page 4 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-432,300-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-432,300-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-432,300-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	7.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, OO
----------------------------------------------------------------

CUSIP No. 404160103				13D				Page 5 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	G. Randall Hecht
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-1,983,500-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-1,983,500-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,983,500-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	33.0%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	HC, IN
----------------------------------------------------------------

CUSIP No. 404160103				13D				Page 6 of 11

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/   /
	(b)/ X /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-1,126,200-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-1,126,200-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,126,200-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	18.7%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 404160103				13D			Page 7 of 11

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of HEI, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Growth Group LLC is a Delaware Limited Liability Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)G. Randall Hecht is a control person of RS Investment
Management Co. LLC, RS Investment Management, L.P., and
RS Growth Group LLC.
(b) RS Investments, 388 Market Street, San Francisco, CA  94111
(c) Chief Executive Officer of RS Investment
Management Co. LLC, RS Investment Management, L.P., and
RS Growth Group LLC.
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

V. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

RS Growth Group LLC is a registered investment adviser.  RS
Investment Management, L.P. is the Managing Member of RS
Growth Group LLC. RS Investment Management, L.P. is a registered investment adviser and the investment adviser to RS Diversified Growth Fund. RS Investment Management
Co. LLC is the General Partner of RS Investment Management,
L.P.  G. Randall Hecht is a control person of RS Investment
Management Co. LLC, RS Investment Management, L.P., and
RS Growth Group LLC.

CUSIP No. 404160103				13D			Page 8 of 11

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		1,983,500	33.0%
RS Investment Mgmt, L.P.		1,983,500	33.0%
RS Growth Group LLC			  432,300    7.2%
G. Randall Hecht                    1,983,500	33.0%
RS Diversified Growth Fund		1,126,200	18.7%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 6,010,256 shares of Common Stock of the Issuer outstanding as of June 1, 2002.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,983,500 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 1,983,500 shares of the Issuer.

RS Growth Group LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 432,300 shares of the Issuer.

G. Randall Hecht is a control person of RS Investment
Management Co. LLC, RS Investment Management, L.P., and
RS Growth Group LLC that is deemed to have shared dispositive power over 1,983,500 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is a Series of a Massachusetts Business Trust with shared dispositive power over 1,126,200 shares of the Issuer.

CUSIP No. 404160103				13D			Page 9 of 11

The following is a list of transactions by the filing parties on behalf of Funds managed by RS Growth Group LLC and RS Investment
Management, L.P in the last 60 days:

DATE          SHARES      PRICE/SH    TYPE

09/13/2002       1200        5.31    open mkt purch
09/13/2002        600        5.31    open mkt purch
09/13/2002        600        5.31    open mkt purch
09/16/2002        200        5.63    open mkt purch
09/16/2002       4000        5.18    open mkt purch
09/16/2002        900        5.18    open mkt purch
09/16/2002        100        5.63    open mkt purch
09/16/2002        200        5.63    open mkt purch
09/16/2002       2300        5.18    open mkt purch
09/16/2002       3300        5.18    open mkt purch
09/16/2002        200        5.63    open mkt purch
09/16/2002       2300        5.18    open mkt purch
09/16/2002        200        5.63    open mkt purch
09/16/2002        100        5.63    open mkt purch
09/16/2002       1400        5.18    open mkt purch
09/16/2002        100        5.63    open mkt purch
09/16/2002       1400        5.18    open mkt purch
09/17/2002       1900        5.19    open mkt purch
09/17/2002       8000        5.19    open mkt purch
09/17/2002        300        5.19    open mkt purch
09/17/2002       1300        5.19    open mkt purch
09/18/2002        100        5.02    open mkt purch
09/18/2002        300        5.02    open mkt purch
09/18/2002        100        5.02    open mkt purch
09/19/2002        100        4.54    open mkt purch
09/19/2002        300        4.54    open mkt purch
09/20/2002        200        4.64    open mkt purch
09/20/2002        800        4.64    open mkt purch
09/20/2002        100        4.64    open mkt purch
09/24/2002       1100        4.50    open mkt purch
09/24/2002        100        4.69    open mkt purch
09/24/2002        400        4.69    open mkt purch
09/24/2002       5200        4.50    open mkt purch
09/24/2002        200        4.50    open mkt purch
09/24/2002        900        4.50    open mkt purch
09/24/2002        100        4.69    open mkt purch
09/25/2002        400        4.52    open mkt purch
09/30/2002       2600        4.38    open mkt purch
10/02/2002       2000        4.06    open mkt purch
10/08/2002       2900        3.17    open mkt purch
10/09/2002       1700        3.02    open mkt purch
10/09/2002       9100        3.02    open mkt purch
10/09/2002       1800        3.02    open mkt purch
10/09/2002       3900        3.02    open mkt purch
10/09/2002        500        3.02    open mkt purch
10/10/2002        500        3.11    open mkt purch
10/10/2002       2800        3.11    open mkt purch
10/10/2002        600        3.12    open mkt purch
10/10/2002       1200        3.12    open mkt purch
10/10/2002        200        3.12    open mkt purch
10/15/2002        100        3.53    open mkt purch
10/15/2002        600        3.53    open mkt purch
10/15/2002        100        3.53    open mkt purch
10/15/2002        200        3.53    open mkt purch
10/16/2002        100        3.76    open mkt purch
10/16/2002        800        3.76    open mkt purch
10/16/2002        200        3.77    open mkt purch
10/16/2002        300        3.76    open mkt purch
10/17/2002        500        3.76    open mkt purch
10/17/2002       2600        3.76    open mkt purch
10/17/2002        500        3.76    open mkt purch
10/17/2002       1200        3.76    open mkt purch
10/17/2002        200        3.76    open mkt purch
10/21/2002        300        3.88    open mkt purch
10/21/2002       1200        3.88    open mkt purch
10/21/2002        300        3.88    open mkt purch
10/21/2002        600        3.88    open mkt purch
10/21/2002        100        3.88    open mkt purch
10/22/2002        200        3.65    open mkt purch
10/22/2002        700        3.65    open mkt purch
10/22/2002        200        3.65    open mkt purch
10/22/2002        400        3.65    open mkt purch
10/24/2002        200        3.55    open mkt purch
10/24/2002       1100        3.55    open mkt purch
10/24/2002        200        3.55    open mkt purch
10/24/2002        500        3.55    open mkt purch
10/24/2002        100        3.55    open mkt purch
10/25/2002       1500        3.42    open mkt purch
10/25/2002       7900        3.42    open mkt purch
10/25/2002       1600        3.43    open mkt purch
10/25/2002       3500        3.42    open mkt purch
10/25/2002        500        3.42    open mkt purch
10/30/2002      19000        3.52    cross trade -
                                     sale pursuant
                                     to Rule 17a-7
10/30/2002      19000        3.52    cross trade -
                                     purch pursuant
                                     to Rule 17a-7
11/06/2002       1200        3.02    open mkt purch
11/06/2002        200        3.02    open mkt purch
11/06/2002       1200        3.02    open mkt purch
11/06/2002        700        3.02    open mkt purch
11/06/2002       1000        3.02    open mkt purch
11/06/2002        700        3.02    open mkt purch
11/07/2002        100        3.01    open mkt purch
11/07/2002        100        3.01    open mkt purch
11/07/2002        100        3.01    open mkt purch
11/12/2002       1800        2.75    open mkt purch
11/12/2002        300        2.75    open mkt purch
11/12/2002       1800        2.75    open mkt purch
11/12/2002       1000        2.75    open mkt purch
11/12/2002       1400        2.75    open mkt purch
11/12/2002       1000        2.75    open mkt purch
11/13/2002        600        2.96    open mkt purch
11/13/2002      10200        2.73    open mkt purch
11/13/2002        500        2.73    open mkt purch
11/13/2002        100        2.96    open mkt purch
11/13/2002       1800        2.73    open mkt purch
11/13/2002        300        2.96    open mkt purch
11/13/2002       4400        2.73    open mkt purch
11/13/2002        800        2.96    open mkt purch
11/13/2002      14200        2.73    open mkt purch
11/13/2002        100        2.96    open mkt purch
11/13/2002       2400        2.73    open mkt purch
11/13/2002        100        2.96    open mkt purch
11/13/2002       1400        2.73    open mkt purch
11/13/2002       4300        2.73    open mkt purch
11/13/2002        200        2.96    open mkt purch
11/13/2002       1600        2.73    open mkt purch
11/13/2002        100        2.96    open mkt purch

CUSIP No. 404160103				13D			Page 10 of 11

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	November 14, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht

CUSIP No. 404160103				13D			Page 11 of 11

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	November 14, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht